Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of
CNI Charter Funds:

We consent to the use of our report dated November 24, 2010, incorporated herein by reference, for the CNI Charter Funds, comprised of the Prime Money Market Fund, Government Money Market Fund, California Tax Exempt Money Market Fund, Large Cap Growth Equity Fund, Large Cap Value Equity Fund, Multi-Asset Fund, Corporate Bond Fund, Government Bond Fund, California Tax Exempt Bond Fund, High Yield Bond Fund, RCB Small Cap Value Fund,  Limited Maturity Fixed Income Fund, Full Maturity Fixed Income Fund, Diversified Equity Fund, and Socially Responsible Equity Fund, as of September 30, 2010, and to the references to our firm under the heading “financial highlights” in the Prospectus and under the headings “Independent Registered Public Accounting Firm and Reports to Shareholders” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 25, 2011